Exhibit 99.1

news release

Media Contacts

John Springer

Vice President

Investor Relations

SIRVA, Inc.

+1 630.468.4797

Malcolm Frise

Director

Public Relations

TEAM Relocations

+44 (0) 208 955 1070

FOR IMMEDIATE RELEASE

SIRVA Signs Definitive Agreement with TEAM Relocations to Sell Moving Operations in Eleven Continental European Countries

TEAM to be the Allied Network Representative in Continental Europe; Sale Reflects SIRVA’s Goal of Strengthening the Allied Brand and Becoming the Leading Moving Services Network Manager

CHICAGO — March 14, 2007 — SIRVA, Inc. (NYSE: SIR) announced today the execution of a definitive agreement to sell its moving services operations in Sweden, Norway, Denmark, The Netherlands, Luxembourg, Switzerland, Germany, Poland, Czech Republic, Hungary and Russia to TEAM Relocations, Europe’s leading corporate international moving company.  The transaction, with a purchase price of approximately $10 million, which excludes annual royalties and is subject to certain closing adjustments, is expected to close by March 31, 2007.  SIRVA also announced that, following the closing of the sale, TEAM will become the Allied network representative in each of those countries.  Neither the sale transaction nor the network representative arrangement include SIRVA’s United Kingdom operations, existing license agreements covering other

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Continental European countries or any of SIRVA’s relocation operations in Europe (other than Germany).

Brian Kelley, President and Chief Executive Officer of SIRVA, said, “This transaction reflects SIRVA’s objective of both strengthening the Allied brand and becoming the leading network manager in the global moving services industry.  Upon closing, TEAM will become an integral member of Allied’s global network and will utilize the Allied trademark in the listed countries, trading under the name TEAM Allied.  TEAM, with its existing 13 major moving locations in Europe, is expected to bring additional experience and resources to further strengthen the Allied network.  We look forward to working with them in meeting our customers’ needs for an integrated, cross-border solutions package.”

Frank Grace, Group Chairman of TEAM, said, “This is a market we know very well.  We welcome SIRVA employees into a fast-growing, dynamic company committed to delivering value to employees, clients, shareholders, suppliers and the communities we work with.”

TEAM has also made a unilateral offer to acquire SIRVA’s French and Belgian moving operations.  Prior to reaching a definitive decision on whether to accept that offer, SIRVA intends to immediately start a consultation process with the work councils in these countries.

About TEAM Relocations Limited

TEAM, headquartered in London, is one of the largest international moving/relocation companies in the world.  It currently employs over 850 personnel in its 13 moving services operations spread throughout Europe and specializes in developing corporate moving/relocation contracts with the world’s major international corporations.  Its moving operational facilities are considered among the world’s best.  The company has grown substantially during the past decade through the acquisition of Europe’s best known regional moving companies, including Amertrans, Desbordes, Nijman, Smit, Global and Transeuro.

For more information regarding TEAM, please visit www.teamrelocations.com.

About SIRVA, Inc.

SIRVA, Inc. is a leading provider of relocation solutions to a well-established and diverse customer base around the world.  The Company handles all aspects of relocation, including home purchase and home sale services, household goods moving, mortgage services and title insurance.  SIRVA conducts more than 300,000 relocations per year, transferring corporate and government employees along with individual consumers.  The Company operates in more than 40 countries with over 5,000 employees and an extensive network of agents and service providers. SIRVA’s well-recognized brands include ADAM, Allied, Allied Arthur Pierre, Allied International, Allied Pickfords, Allied Special Products, Allied Varekamp, DJK Residential, Global, Huet International, Kungsholms, Majortrans, northAmerican, northAmerican International, Pickfords, Rettenmayer, SIRVA Mortgage, SIRVA Relocation and SIRVA Settlement.  More information about SIRVA can be found on the Company’s Web site at www.sirva.com.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical, but are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon SIRVA, Inc. and its subsidiaries.  There can be no assurance that future developments affecting the Company will be those anticipated by management.  These forward-looking statements are not a guarantee of future performance and involve risks, uncertainties and other factors, including without limitation those described under the caption “Item 1A. Risk Factors” and other risks described in our 2005 Annual Report on Form 10-K.  We do not intend, and are under no obligation, to update any particular forward-looking statement included in this release.

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